Exhibit 2

                   [Morgen-Walke Associates, Inc. Letterhead]


                                               FOR:   MOTORCAR PARTS
                                                      AND ACCESSORIES, INC.

                                       APPROVED BY:   Peter Bromberg
                                                      Chief Financial Officer
                                                      (310) 212-7910

FOR IMMEDIATE RELEASE                      CONTACT:   Investor Relations:
                                                      David Walke/Stacey Levitz
                                                      Press:  Michael McMullan
                                                      Morgen-Walke Associates
                                                      (212)-850-5600


        MOTORCAR PARTS & ACCESSORIES, INC. ADOPTS SHAREHOLDER RIGHTS PLAN


          TORRANCE, CALIFORNIA, February 26, 1998 -- Motorcar Parts & Accessories, Inc. (Nasdaq: MPAA) announced today that its Board of Directors adopted a shareholder rights plan, declaring a dividend of one preferred stock purchase right for each outstanding share of common stock, par value $0.01 per share, of the Company. The rights will be distributed to shareholders of record at the close of business on March 12, 1998. The common stock is listed on the Nasdaq National Market under the symbol "MPAA". The rights plan was not adopted in response to any specific takeover threat.

          Motorcar Parts & Accessories, Inc. is a leading remanufacturer of replacement alternators and starters for cars and light trucks.

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